EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

TO

THE SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEXSAN CORPORATION

Nexsan Corporation, a Delaware corporation, (the “Corporation”) does hereby certify that the following amendment to the Corporation’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”), with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the DGCL:

A.            The definition of “Series A Excluded Stock” as set forth in Section 4.3.5.4(3) of Certificate of Incorporation is hereby amended by deleting the text of clauses (a) and (q) and replacing them to read in full as follows:

“(a) 2,994,957 shares of Common Stock at any time issuable upon the exercise of options or other purchase rights granted to directors, officers, consultants and employees of the Corporation or any subsidiary of the Corporation issued pursuant to the Corporation’s 2001 Stock Option Plan,”

“(q) the warrant, dated April 22, 2005, issued to Comerica Bank and an aggregate amount of 4,761 Series A Preferred Shares issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein,”

B.            The definition of “Series C Excluded Stock” as set forth in Section 4.5.5.4(3) of Certificate of Incorporation is hereby amended by deleting the text of clauses (a) and (q) and replacing them to read in full as follows:

“(a) 2,994,957 shares of Common Stock at any time issuable upon the exercise of options or other purchase rights granted to directors, officers, consultants and employees of the Corporation or any subsidiary of the Corporation issued pursuant to the Corporation’s 2001 Stock Option Plan,”

“(q)  the warrant, dated April 22, 2005, issued to Comerica Bank and an aggregate amount of 4,761 Series A Preferred Shares issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein,”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of February, 2011 and the foregoing facts stated herein are true and correct.

NEXSAN CORPORATION

/s/ Philip Black
Philip Black, President and Chief Executive Officer

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXSAN CORPORATION

The undersigned, Philip Black, Chief Executive Officer of Nexsan Corporation, hereby certifies that:

FIRST:  The name of the corporation is Nexsan Corporation (the “Corporation”).  The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2000 under the name Nexsan Technologies Incorporated.

SECOND:  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on each of December 28, 2000, October 24, 2003, December 15, 2003, December 20, 2006 and March 29, 2007.

THIRD:  He is the duly elected and acting Chief Executive Officer of the Corporation.

FOURTH:  The Amended and Restated Certificate of Incorporation filed on March 29, 2007 is hereby amended and restated and further integrated to read as set forth on Exhibit A hereto.

FIFTH:  That this Sixth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law by the Board of Directors and the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this sixth Amended and Restated Certificate of Incorporation as of this 16 day of March, 2010.

/s/ Philip Black
Name:	Philip Black, President
Title:	Chief Executive Officer

Exhibit A

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXSAN CORPORATION

ARTICLE 1

The name of the Corporation (herein called the “Corporation”) is Nexsan Corporation.

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent.  The name of the registered agent of the Corporation at such address is United Corporate Services, Inc.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.  The Corporation is to have perpetual existence.

ARTICLE 4

The Corporation shall be authorized to issue 31,428,570 shares of all classes, consisting of (i) 20,369,550 shares of Common Stock, $0.001 par value (the “Common Stock”), and (ii) 11,059,020 shares of Preferred Stock, $0.001 par value (the “Preferred Stock”).  Effective upon filing of this Restated Certificate of Incorporation, each ten and one-half (10.5) outstanding shares of Common Stock shall be combined into one (1) share of Common Stock, each ten and one-half (10.5) outstanding shares of Series A Preferred Stock shall be combined into one (1) share of Series A Preferred Stock and each ten and one-half (10.5) outstanding shares of Series C Preferred Stock shall be combined into one (1) share of Series C Preferred Stock, in each case with the rights, preferences, privileges and restrictions set forth herein.  Such combination shall be effected on a stockholder-by-stockholder basis, and the holder of any fractional shares resulting from such combination shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the fair value of a share as determined in good faith by the Board of Directors.

The following is a statement of the designation and the powers, privileges and rights and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

4.1           Common Stock.

Each share of Common Stock shall be identical in all respects and for all purposes and entitled to one vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation; participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board of Directors of the Corporation subject to any dividend preference in favor of Series C Preferred Shares (as defined below) and Series A Preferred Shares (as defined below); and share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any liquidation rights and preferences in favor of Series C Preferred Shares and Series A Preferred Shares.

In connection with any stock split, reverse split, combination, consolidation, reclassification or similar event, the Corporation shall not issue any fractional shares of the Common Stock.  In lieu of such fractional shares of Common Stock which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Fair Market Value (as defined below) of one share of Common Stock and (ii) such fractional interest, and, upon payment of such cash adjustment, the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

4.2           Preferred Stock.

The Preferred Stock shall consist of a series designated as “Series A Convertible Preferred Stock”, a series designated as “Series B Preferred Stock” and a series designated as “Series C Convertible Preferred Stock”.  The shares of Series A Convertible Preferred Stock are referred to herein as the “Series A Preferred Shares”, the share of Series B Preferred Stock is referred to herein as the “Series B Preferred Share” and the shares of Series C Convertible Preferred Stock are referred to herein as the “Series C Preferred Shares”.

The Series A Convertible Preferred Stock shall consist of 8,201,877 Series A Preferred Shares.  The Series B Preferred Stock shall consist of one Series B Preferred Share.  The Series C Convertible Preferred Stock shall consist of 2,857,142 Series C Preferred Shares.

4.3           Series A Convertible Preferred Stock

4.3.1        Dividends.

The holders of outstanding Series A Preferred Shares shall be entitled to receive dividends, if, when and as declared by the Board of Directors of the Corporation (the “Board”), out of any assets at the time legally available therefore, in an amount per share equal to $0.33317 per annum (representing 8% of the Series A Purchase Price (as defined below)) (subject to equitable adjustments as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar events with respect to the Series A Preferred Shares after the effective date of this Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”)) after any dividend or other distribution is declared or paid on Series C Preferred Shares but before any dividend or other distribution is declared or paid on shares of Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Shares.  Dividends may be payable annually or otherwise as the Board may from time to time determine.  The right to such dividends on Series A Preferred Shares shall not be cumulative and no right shall accrue to the holders of Series A Preferred Shares by reason of the fact the dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.  Declared but unpaid dividends on any Series A Preferred Share shall, upon conversion of such shares, be paid to the extent assets of the Corporation are legally available therefor either in cash or in shares of Common Stock, as determined by the Board.  The price of one (1) share of Common Stock shall be determined in good faith by the Board at the date of payment of such dividends.  Any amount for which assets of the Corporation are not legally available shall be paid promptly as assets become legally available therefor.

4.3.2        Liquidation.

4.3.2.1                                       Upon any Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation and the Series C Preference Amount (as defined below in Section 4.5.2.1), the holders of Series A Preferred Shares shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each Series A Preferred Share an amount (the “Series A Preference Amount”) equal to the sum of (i) $4.165035 per share (the “Series A Purchase Price”) (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Series A Preferred Shares after the effective date of this Restated Certificate), and (ii) all declared but unpaid dividends payable with respect to each such share under Section 4.3.1 above, before any distribution shall be made to the holders of shares of the Common Stock, or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Shares upon a Liquidation.  Upon any Liquidation and after the payment of the Series C Preference Amount, if the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay to the holders of Series A Preferred Shares the full aggregate Series A Preference Amounts to which they are entitled, the holders of Series A Preferred Shares shall share pro rata in any distribution of assets in accordance with the Series A Preference Amounts they would otherwise have been entitled to receive.

4.3.2.2                                       Upon any Liquidation, after payment or provision for payment in full of the Series C Preference Amounts and the Series A Preference Amounts, the holders of shares of Common Stock, the holders of the Series A Preferred Shares and the holders of the Series C Preferred Shares shall be entitled to share in the distribution of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all securities held by such holder as if such securities had been converted to shares of Common Stock pursuant to the terms of this Restated Certificate immediately prior to such Liquidation.  For purposes of clarity, the participation rights of the stockholders described in this Section 4.3.2.2 do not grant to the stockholders any additional participation rights to those participation rights described in Section 4.5.2.2.

4.3.2.3                                       “Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, (ii) any transaction or series of related transactions, including, without limitation, any merger or consolidation of the Corporation with or into another corporation or person or entity (other than with or into a wholly-owned subsidiary), or the sale of capital stock of the Corporation by the Corporation or the holders thereof, in any case under circumstances in which the holders of the outstanding capital stock of the Corporation immediately prior to such transaction or series of related transactions shall own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction or (iii) the sale or transfer of all or substantially all of the assets of the Corporation or the exclusive license of all or substantially all of the material intellectual property of the Corporation (sub-sections (ii) and (iii) above being hereinafter collectively referred to as a “Corporate Transaction”).

4.3.2.4                                       If any assets of the Corporation distributed to stockholders in connection with any Liquidation are other than cash, then the value of such assets shall be the Fair Market Value (as defined below) thereof, except that any publicly-traded securities to be distributed to stockholders in a Liquidation shall be valued as follows:

(1)                                  If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution;

(2)                                  If the securities are actively traded over-the-counter, then the value of such securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution;

(3)                                  If the securities are not so traded, then the value of such securities shall be the Fair Market Value thereof.

4.3.2.5                                       In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

4.3.2.6                                       “Trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of the close of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4.3.2.7                                       “Fair Market Value” shall mean the fair market value as determined by the Board in good faith and approved by the holders of two-thirds of the then outstanding Series A Preferred Shares and Series C Preferred Shares voting together as one class.  If not approved as provided above, the Fair Market Value shall be determined by a third party appointed by the Corporation and approved by the holders of two-thirds of the then outstanding Series A Preferred Shares and Series C Preferred Shares, voting together as one class, who shall be an expert appraiser working for a nationally recognized appraisal firm having experience in the Corporation’s industry.  The decision of such third party shall be binding and the costs of such third party shall be borne by the Corporation.

4.3.2.8.                                    “Pre-Split Series A Purchase Price” shall mean $0.39667 per share.

4.3.3        Redemption.

The Series A Preferred Shares shall not be redeemable.

4.3.4        Voting Rights.

In addition to the rights provided by law and the rights provided in Article 5 and Article 6, except as provided herein, the holders of the Series A Preferred Shares shall be entitled to vote on all matters as to which holders of shares of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of shares of Common Stock, voting together with the holders of shares of Common Stock and the holder of the Series B Preferred Share and the holders of Series C Preferred Shares as one class.  Each Series A Preferred Share shall entitle the holder thereof to such number of votes as shall equal the number of whole shares of Common Stock into which such Series A Preferred Share is then convertible pursuant to Section 4.3.5.

4.3.5        Optional Conversion.

4.3.5.1                                       Upon the terms set forth in this Section 4.3.5, each holder of Series A Preferred Shares shall have the right, at such holder’s option, at any time and from time to time, to convert any of such shares into the number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the Series A Purchase Price and the number of Series A Preferred Shares being converted, by (ii) the Series A Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificates representing the Series A Preferred Shares to be converted.  The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of Series A Preferred Shares shall be $4.165035 (the “Series A Conversion Price”).  The Series A Conversion Price shall be subject to adjustment from time to time in accordance with Section 4.3.5.4 below.

4.3.5.2                                       Any holder of Series A Preferred Shares may exercise the conversion right pursuant to Section 4.3.5.1 above, by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.  Conversion shall be deemed to have been effected at the close of business on the date when such delivery is made (the “Series A Conversion Date”).  As promptly as practicable thereafter, the Corporation shall issue and deliver to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 4.3.5.3 below.  The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Series A Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Series A Conversion Price shall be that in effect on the Series A Conversion Date.  Upon conversion of only a portion of the number of shares covered by a certificate representing Series A Preferred Shares surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of such Series A Preferred Shares representing the unconverted portion of the certificate so surrendered.

4.3.5.3                                       Upon conversion, the Corporation shall not issue fractional shares of its Common Stock.  The number of full shares of Common Stock issuable upon conversion of any Series A Preferred Shares shall be computed on the basis of the aggregate number of Series A Preferred Shares to be converted.  If fractional shares of Common Stock are issuable, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest, and, upon payment of such cash adjustment, the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

4.3.5.4                                       The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(1)                                  If the Corporation shall, at any time or from time to time after the date of original issuance of the first Series A Preferred Share (the “Series A Original Issuance Date”), issue any shares of Common Stock or other Equity Securities (as defined below) other than Series A Excluded Stock (as defined below) allowing for the acquisition of shares of Common Stock without consideration or for a consideration per share less than the Series A Conversion Price for such Series A Preferred Shares in effect immediately prior to the issuance of such shares of Common Stock or Equity Securities (which in the case of Equity Securities other than shares of Common Stock shall include the consideration received by the Corporation upon issuance thereof and any consideration received by the Corporation in any intermediate exchange or exercise thereof for Equity Securities other than shares of Common Stock), then the Series A Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

(A)                              an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4.3.5.4(2)(C) below immediately prior to such issuance, multiplied by the Series A Conversion Price in effect immediately prior to such issuance, and (y) the aggregate consideration received by the Corporation upon such issuance; by

(B)                                the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4.3.5.4(2)(C) immediately after the issuance of such shares of Common Stock.

(2)                                  For the purposes of any adjustment of the Series A Conversion Price pursuant to Section 4.3.5.4(1) above, the following provisions shall be applicable:

(A)                              In the case of the issuance of shares of Common Stock for cash in a private placement, the consideration shall be deemed to be the amount of cash paid therefor without deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(B)                                In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

(C)                                In the case of the issuance of options or warrants to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible into or exchangeable for shares of Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities:

1.                                       the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for shares of Common Stock shall be deemed to have been issued at the time such options or warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4.3.5.4(2)(A) and 4.3.5.4(2)(B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the shares of Common Stock covered thereby;

2.                                       the aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of or in exchange for any such convertible,

exercisable or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible, exercisable or exchangeable securities and subsequent conversion, exercise or exchange thereof shall be deemed to have been issued at the time such securities, options, warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in Sections 4.3.5.4(2)(A) and 4.3.5.4(2)(B) above);

3.                                       on any change in the number of shares or exercise price of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exercise of or exchange for such securities, other than a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price shall forthwith be readjusted to such Series A Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights or securities not converted, exercised or exchanged prior to such change or options, warrants or rights related to such securities not converted, exercised or exchanged prior to such change been made upon the basis of such change; and

4.                                       on the expiration of any such options, warrants or rights, the termination of any such rights to convert, exercise or exchange or the expiration of any options, warrants or rights related to such convertible, exercisable or exchangeable securities, the Series A Conversion Price shall forthwith be readjusted to such Series A Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options, warrants or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common

                                                Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities, or upon the exercise of the options, warrants or rights related to such securities and subsequent conversion, exercise or exchange thereof.

(3)                                  “Series A Excluded Stock” means: (a) 2,494,957 shares of Common Stock at any time issuable upon the exercise of options or other purchase rights granted to directors, officers, consultants and employees of the Corporation or any subsidiary of the Corporation issued pursuant to the Corporation’s stock option or equity incentive plans, (b) the options for the purchase of Common Stock issued prior to the date of the filing of this Restated Certificate to the Series A Directors (as defined in Section 5.2.1) and other directors of the Corporation as contemplated by Section 5.02 of the Series A Purchase Agreement and an aggregate amount of 102,786 shares of Common Stock issued or issuable upon the exercise of such options, subject to adjustment pursuant to the terms therein, (c) Series C Preferred Shares issued or issuable to Fonds de solidarité des Travailleurs du Quebec (F.T.Q.) (“Fonds”) pursuant to the Subscription Agreement between the Corporation and Fonds dated on or about the date of the filing of this Restated Certificate (the “Series C Purchase Agreement”), including without limitation, Series C Preferred Shares, if any, issued or issuable pursuant to Section 3.6 of the Series C Purchase Agreement, (d) Series A Preferred Shares or such other equity securities of the Corporation issued or issuable upon conversion of the 8% Secured Convertible Subordinated Promissory Notes, each dated January 27, 2006, issued by the Corporation, in the aggregate principal amount of $6,993.54, plus accrued interest thereon through the date of conversion, (e) Series A Preferred Shares or such other equity securities of the Corporation issued or issuable upon conversion of the 8% Secured Convertible Subordinated Bridge Notes, each dated August 8, 2006, issued by the Corporation, in an aggregate principal amount of $2,768.68, plus accrued interest thereon through the date of conversion, (f) the shares of Common Stock issuable upon conversion of any Series C Preferred Shares or Series A Preferred Shares, and the shares of Common Stock issued or issuable pursuant to the Exchange Agreement (as defined in Section 4.4.4), (g) shares of any class of capital stock issued on a pro rata basis to all holders of such class or holders of convertible securities convertible or exercisable into such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock, (h) the shares of Common Stock or options or warrants exercisable for shares of Common Stock issued or issuable to banks, savings and loan associations, equipment lessors or other similar lending institutions in connection with such entities providing credit facilities or equipment financing to the Corporation or its subsidiaries or to others with which the Corporation is entering into a strategic relationship, as approved by a majority of the Board, including the affirmative consent or vote of at least two (2) of the three (3) Series A Directors, (i) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and Beechtree Capital LLC and an aggregate amount of 95,238 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (j) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and Diamond Lauffin and an aggregate amount of 190,476 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (k) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and James Molenda and an aggregate amount of 114,285 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (l) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and Mohan Vachani and an aggregate amount of 3,571 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (m) the warrant, dated October 27, 2003, issued to Kelly Securities Corporation and an aggregate amount of 94,807 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (n) the warrant, dated October 27, 2003, issued to John C.  Moore and an aggregate amount of 9,480 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (o) the warrant, dated October 27, 2003, issued to Cliff Condrey and an aggregate amount of 1,053 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (p) the warrant, dated August 10, 2005, issued to ORIX Venture Finance LLC and an aggregate amount of 54,333 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (q) the warrant, dated April 22, 2005, issued to Comerica Bank and an aggregate amount of 4,762 Series A Preferred Shares issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (r) the warrant, dated October 1, 2006, issued to Comerica Bank and an aggregate amount of 4,654 Series A Preferred Shares issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (s) other Equity Securities which the holders of a majority of the then outstanding Series A Preferred Shares, voting as a separate class, agree in writing shall constitute Series A Excluded Stock for the purposes hereof or (t) the shares of Common Stock, and the shares of Common Stock issuable upon redemption of the Exchangeable Shares (as may be adjusted pursuant to the Exchange Agreement), issued to those certain persons under the Agreement and Release, dated November 14, 2007, among the Corporation, Nexsan Technologies Canada Inc., 6360319 Canada Inc., 6360246 Canada Inc. and the other parties named therein.  “Equity Securities” means all shares of Common Stock, all securities ultimately convertible into or exchangeable for shares of Common Stock and all options, warrants, and other rights to purchase or otherwise ultimately acquire shares of Common Stock and all equity participation rights (all of which shall be structured so as to constitute participations in the equity represented by the Common Stock).

(4)                                  If, at any time after the Series A Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of shares of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each Series A Preferred Share shall be increased in proportion to such increase in outstanding shares.

(5)                                  If, at any time after the Series A Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each Series A Preferred Share shall be decreased in proportion to such decrease in outstanding shares.

(6)                                  In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation other than a consolidation or merger that constitutes a Liquidation, each Series A Preferred Share shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series A Preferred Shares would have been entitled upon such reorganization, reclassification, consolidation or merger.  The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(7)                                  [Intentionally Deleted]

(8)                                  All calculations under this Section 4.3.5.4 shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(9)                                  In any case in which the provisions of this Section 4.3.5.4 shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any Series A Preferred Shares converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4.3.5.3 above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

4.3.5.5                                       Whenever the Series A Conversion Price shall be adjusted as provided in Section 4.3.5.4, the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Series A Conversion Price that shall be in effect after such adjustment.  The Corporation shall also cause a copy of such statement to be sent by nationally recognized overnight carrier or by first class certified mail, return receipt requested and postage prepaid, to each holder of Series A Preferred Shares at such holder’s address appearing on the Corporation’s records.  Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 4.3.5.6 below.

4.3.5.6                                       If the Corporation shall propose to take any action of the types described in Section 4.3.5.4(4), 4.3.5.4(5) or 4.3.5.4(6) above, the Corporation shall give notice to each holder of Series A Preferred Shares in the manner set forth in Section 4.3.5.4(5) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series A Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

4.3.5.7                                       The Corporation shall reserve, and at all times from and after the date of the Series A Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, sufficient shares of Common Stock to provide for the conversion of all outstanding Series A Preferred Shares.

4.3.6        Mandatory Conversion.

4.3.6.1                                       Upon the first to occur of:  (a) the date specified by written consent or agreement of the holders of at least a majority of the then outstanding Series A Preferred Shares, voting as a separate class, (b) the consummation of the first underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act which results in aggregate proceeds (inclusive of underwriting discounts and commissions) to the Corporation of not less than thirty million dollars ($30,000,000) and a per share price of not less than four (4) times the Pre-Split Series A Purchase Price, or (c) the written consent of the holders of two-thirds of the then outstanding Series A Preferred Shares and Series C Preferred Shares, voting together as a single class, each Series A Preferred Share then outstanding shall, by virtue of and simultaneously with such occurrence, be automatically converted into the number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the Series A Purchase Price by (ii) the Series A Conversion Price, as last adjusted pursuant to Section 4.3.5, then in effect.

4.3.6.2                                       As promptly as practicable after the date of the first of the conditions set forth in Section 4.3.6.1 to occur, and delivery to the Corporation of certificate or certificates for the Series A Preferred Shares which have been duly endorsed or assigned in blank to the Corporation if required by it, the Corporation shall issue and deliver to each holder of Series A Preferred Share, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 4.3.5.3 above.  The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such occurrence and on such date the Series A Preferred Shares shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

4.3.7        No Reissuance of Series A Preferred Shares.

4.3.7.1                                       No Series A Preferred Shares purchased or otherwise acquired by the Corporation by reasons of conversion or otherwise shall be reissued to any Person and such Series A Preferred Shares shall be cancelled and extinguished.

4.4           Series B Preferred Stock

4.4.1        Dividends.

Except as required by applicable law, neither the record holder nor the beneficial owner, if different, of the Series B Preferred Share shall be entitled to receive any dividends or distributions of the Corporation, whether payable in cash, property or in shares of capital stock.

4.4.2        Liquidation.

Notwithstanding anything to the contrary herein, in the event of any Liquidation, the holder of the Series B Preferred Share shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

4.4.3        Redemption.

The Series B Preferred Share shall not be redeemable, except that at such time as no exchangeable shares (the “Exchangeable Shares”) of 6360319 Canada Inc., a company incorporated federally under the Canada Business Corporations Act and an indirect wholly-owned subsidiary of the Corporation (“Exchangeco”), other than the Exchangeable Shares owned by the Corporation and its affiliates, shall be outstanding, the Series B Preferred Share shall automatically be redeemed and cancelled.

4.4.4        Voting Rights.

The holder of the Series B Preferred Share shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.  The holder of the Series B Share shall be entitled to a number of votes equal to the number of Exchangeable Shares outstanding on the record date for determining shareholders entitled to vote at the applicable stockholder meeting or in connection with the applicable consent of stockholders, other than those held by the Corporation or its affiliates.  The registered holders from time to time of Exchangeable Shares shall have no special voting rights and their consent shall not be required for taking any corporate action.  The voting rights attached to the Series B Preferred Share shall terminate pursuant to and in accordance with the Exchange Agreement by and among the Corporation, Exchangeco, 6360246 Canada Inc., a company incorporated federally under the Canada Business Corporations Act and a wholly-owned subsidiary of the Corporation, and Thomas F. Gosnell, dated March 24, 2005, as such agreement may be amended, modified or supplemented from time to time (the “Exchange Agreement”).

4.4.5        Optional Conversion.

The holder of the Series B Preferred Share shall not be entitled to any conversion rights with respect to the Series B Preferred Stock.

4.4.6        Mandatory Conversion.

The Series B Preferred Share shall not have any automatic conversion rights attached to it.

4.4.7        No Reissuance of Preferred Stock.

No Series B Preferred Share purchased or otherwise acquired by the Corporation or any affiliate of the Corporation shall be reissued to any Person and such Series B Preferred Share shall be cancelled and extinguished.

4.4.8        Additional Terms of Series B Preferred Stock.

Except as set forth herein, the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series B Preferred Share shall be as otherwise provided in the Exchange Agreement.

4.5           Series C Convertible Preferred Stock

4.5.1        Dividends.

The holders of outstanding Series C Preferred Shares shall be entitled to receive dividends, if, when and as declared by the Board, out of any assets at the time legally available therefor, in an amount per share equal to $0.42 per annum (representing 8% of the Series C Purchase Price (as defined below)) (subject to equitable adjustments as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar events with respect to the Series C Preferred Shares after the effective date of this Restated Certificate before any dividend or other distribution is declared or paid on Series A Preferred Shares, on shares of Common Stock, on any other class of capital stock of the Corporation ranking junior to the Series C Preferred Shares.  Dividends may be payable annually or otherwise as the Board may from time to time determine.  The right to such dividends on Series C Preferred Shares shall not be cumulative and no right shall accrue to the holders of Series C Preferred Shares by reason of the fact the dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.  Declared but unpaid dividends on any Series C Preferred Share shall, upon conversion of such shares, be paid to the extent assets of the Corporation are legally available therefor either in cash or in shares of Common Stock, as determined by the Board.  The price of one (1) share of Common Stock shall be determined in good faith by the Board at the date of payment of such dividends.  Any amount for which assets of the Corporation are not legally available shall be paid promptly as assets become legally available therefor.

4.5.2        Liquidation.

4.5.2.1                                       Upon any Liquidation (as defined in Section 4.3.2.3), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series C Preferred Shares shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each Series C Preferred Share an amount (the “Series C Preference Amount”) equal to the sum of (i) $5.25 per share (the “Series C Purchase Price”) (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Series C Preferred Shares after the effective date of this Restated Certificate), and (ii) all declared but unpaid dividends payable with respect to each such share under Section 4.5.1 above, before any distribution shall be made to the holders of Series A Preferred Shares, the holders of shares of the Common Stock, or the holders of any other class of capital stock of the Corporation ranking junior to the Series C Preferred Shares upon a Liquidation.  If upon such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay to the holders of Series C Preferred Shares the full aggregate Series C Preference Amounts to which they are entitled, the holders of Series C Preferred Shares shall share pro rata in any distribution of assets in accordance with the Series C Preference Amounts they would otherwise have been entitled to receive.

4.5.2.2                                       Upon any Liquidation, after payment or provision for payment in full of the Series C Preference Amounts and the Series A Preference Amounts, the holders of the Series C Preferred Shares, the holders of the Series A Preferred Shares and the holders of shares of Common Stock shall be entitled to share in the distribution of the remaining assets of the Corporation pro rata based on the number of shares held by each such holder, treating for this purpose all securities held by such holder as if such securities had been converted to shares of Common Stock pursuant to the terms of this Restated Certificate immediately prior to such Liquidation.  For purposes of clarity, the participation rights of the stockholders described in this Section 4.5.2.2 do not grant to the stockholders any additional participation rights to those participation rights described in Section 4.3.2.2.

4.5.2.3                                       If any assets of the Corporation distributed to stockholders in connection with any Liquidation are other than cash, then the value of such assets shall be the Fair Market Value (as defined in Section 4.3.2.7) thereof, except that any publicly-traded securities to be distributed to stockholders in a Liquidation shall be valued as follows:

(1)                                  If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days (as defined in Section 4.3.2.6) prior to the distribution;

(2)                                  If the securities are actively traded over-the-counter, then the value of such securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution;

(3)                                  If the securities are not so traded, then the value of such securities shall be the Fair Market Value thereof.

4.5.2.4                                       In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

4.5.2.5.                                    “Pre-Split Series C Purchase Price” Shall mean $0.50 per share.

4.5.3        Redemption.

The Series C Preferred Shares shall not be redeemable.

4.5.4        Voting Rights.

In addition to the rights provided by law and the rights provided in Article 5 and Article 6, except as provided herein, the holders of the Series C Preferred Shares shall be entitled to vote on all matters as to which holders of shares of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of shares of Common Stock, voting together with the holders of shares of Common Stock, the holders of Series A Preferred Shares and the holder of the Series B Preferred Share as one class.  Each Series C Preferred Share shall entitle the holder thereof to such number of votes as shall equal the number of whole shares of Common Stock into which such Series C Preferred Share is then convertible pursuant to Section 4.5.5.

4.5.5        Optional Conversion.

4.5.5.1                                       Upon the terms set forth in this Section 4.5.5, each holder of Series C Preferred Shares shall have the right, at such holder’s option, at any time and from time to time, to convert any of such shares into the number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the Series C Purchase Price and the number of Series C Preferred Shares being converted, by (ii) the Series C Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificates representing the Series C Preferred Shares to be converted.  The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of Series C Preferred Shares shall be $5.25 (the “Series C Conversion Price”).

4.5.5.2                                       Any holder of Series C Preferred Shares may exercise the conversion right pursuant to Section 4.5.5.1 above, by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.  Conversion shall be deemed to have been effected at the close of business on the date when such delivery is made (the “Series C Conversion Date”).  As promptly as practicable thereafter, the Corporation shall issue and deliver to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 4.5.5.3 below and the payment of any declared but unpaid dividends.  The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Series C Conversion Date unless the transfer books of the

Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Series C Conversion Price shall be that in effect on the Series C Conversion Date.  Upon conversion of only a portion of the number of shares covered by a certificate representing Series C Preferred Shares surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of such Series C Preferred Shares representing the unconverted portion of the certificate so surrendered.

4.5.5.3                                       Upon conversion, the Corporation shall not issue fractional shares of its Common Stock.  The number of full shares of Common Stock issuable upon conversion of any Series C Preferred Shares shall be computed on the basis of the aggregate number of Series C Preferred Shares to be converted.  If fractional shares of Common Stock are issuable, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest, and, upon payment of such cash adjustment, the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

4.5.5.4                                       The Series C Conversion Price shall be subject to adjustment from time to time as follows:

(1)                                  If the Corporation shall, at any time or from time to time after the date of original issuance of the first Series C Preferred Share (the “Series C Original Issuance Date”), issue any shares of Common Stock or other Equity Securities (as defined in Section 4.3.5.4(3)), other than Series C Excluded Stock (as defined below), allowing for the acquisition of shares of Common Stock without consideration or for a consideration per share less than the Series C Conversion Price for such Series C Preferred Shares in effect immediately prior to the issuance of such shares of Common Stock or Equity Securities (which in the case of Equity Securities other than shares of Common Stock shall include the consideration received by the Corporation upon issuance thereof and any consideration received by the Corporation in any intermediate exchange or exercise thereof for Equity Securities other than shares of Common Stock) then the Series C Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

(A)                              an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4.5.5.4(2)(C) below) immediately prior to such issuance, multiplied by the Series C Conversion Price in effect immediately prior to such issuance, and (y) the aggregate consideration received by the Corporation upon such issuance; by

(B)                                the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4.5.5.4(2)(C) below) immediately after the issuance of such shares of Common Stock.

(2)                                  For the purposes of any adjustment of the Series C Conversion Price pursuant to Section 4.5.5.4(1) above, the following provisions shall be applicable:

(A)                              In the case of the issuance of shares of Common Stock for cash in a private placement, the consideration shall be deemed to be the amount of cash paid therefor without deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(B)                                In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

(C)                                In the case of the issuance of options or warrants to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible into or exchangeable for shares of Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities:

1.                                       the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for shares of Common Stock shall be deemed to have been issued at the time such options or warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections

4.5.5.4(1)(A) and 4.5.5.4(1)(B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the shares of Common Stock covered thereby;

2.                                       the aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of or in exchange for any such convertible, exercisable or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible, exercisable or exchangeable securities and subsequent conversion, exercise or exchange thereof shall be deemed to have been issued at the time such securities, options, warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in Sections 4.5.5.4(1)(A) and 4.5.5.4(1)(B) above);

3.                                       on any change in the number of shares or exercise price of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exercise of or exchange for such securities, other than a change resulting from the anti-dilution provisions thereof, the Series C Conversion Price shall forthwith be readjusted to such Series C Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights or securities not converted, exercised or exchanged prior to such change or options, warrants or rights related to such securities not converted, exercised or exchanged prior to such change been made upon the basis of such change; and

4.                                       on the expiration of any such options, warrants or rights, the termination of any such rights to convert,

exercise or exchange or the expiration of any options, warrants or rights related to such convertible, exercisable or exchangeable securities, the Series C Conversion Price shall forthwith be readjusted to such Series C Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options, warrants or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities, or upon the exercise of the options, warrants or rights related to such securities and subsequent conversion, exercise or exchange thereof.

(3)                                  “Series C Excluded Stock” means:  (a) 2,494,957 shares of Common Stock at any time issuable upon the exercise of options or other purchase rights granted to directors, officers, consultants and employees of the Corporation or any subsidiary of the Corporation issued pursuant to the Corporation’s stock option or equity incentive plans, (b) the options for the purchase of Common Stock issued prior to the date of the filing of this Restated Certificate to the Series A Directors (as defined in Section 5.2.1) and other directors of the Corporation as contemplated by Section 5.02 of the Series A Purchase Agreement and an aggregate amount of 102,786 shares of Common Stock issued or issuable upon the exercise of such options, subject to adjustment pursuant to the terms therein, (c) Series C Preferred Shares issued or issuable to Fonds pursuant to the Series C Purchase Agreement (as defined in Section 4.3.5.4(3)), including without limitation, Series C Preferred Shares, if any, issued or issuable pursuant to Section 3.6 of the Series C Purchase Agreement, (d) Series A Preferred Shares or such other equity securities of the Corporation issued or issuable upon conversion of the 8% Secured Convertible Subordinated Promissory Notes, each dated January 27, 2006, issued by the Corporation, in the aggregate principal amount of $6,993.54, plus accrued interest thereon through the date of conversion, (e) Series A Preferred Shares or such other equity securities of the Corporation issued or issuable upon conversion of the 8% Secured Convertible Subordinated Bridge Notes, each dated August 8, 2006, issued by the Corporation, in an aggregate principal amount of $2,768.68, plus accrued interest thereon through the date of conversion, (f) the shares of Common Stock issuable upon conversion of any Series C Preferred Shares or Series A Preferred Shares, and the shares of Common Stock issued or issuable pursuant to the Exchange Agreement (as defined in Section 4.4.4), (g) shares of any class of capital stock issued on a pro rata basis to all holders of such class or holders of convertible securities convertible or exercisable into such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock, (h) the shares of Common Stock or options or warrants exercisable for shares of Common Stock issued or issuable to banks, savings and loan associations, equipment lessors or to other similar lending institutions in connection with such entities providing credit facilities or equipment financing to the Corporation or its subsidiaries or others with which the Corporation is entering into a strategic relationship, as approved by a majority of the Board, including the affirmative consent or vote of at least two (2) of the four (4) directors comprising the Fonds Director and the Series A Directors, (i) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and Beechtree Capital LLC and an aggregate amount of 95,238 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (j) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and Diamond Lauffin and an aggregate amount of 190,476 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (k) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and James Molenda and an aggregate amount of 114,285 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (1) the options granted under the Stock Option Agreement, dated April 1, 2003, between the Corporation and Mohan Vachani and an aggregate amount of 3,571 shares of Common Stock issued or issuable upon exercise of such options, subject to adjustment pursuant to the terms therein, (m) the warrant, dated October 27, 2003, issued to Kelly Securities Corporation and an aggregate amount of 94,807 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (n) the warrant, dated October 27, 2003, issued to John C. Moore and an aggregate amount of 9,480 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (o) the warrant, dated October 27, 2003, issued to Cliff Condrey and an aggregate amount of 1,053 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (p) the warrant, dated August 10, 2005, issued to ORIX Venture Finance LLC and an aggregate amount of 54,333 shares of Common Stock issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (q) the warrant, dated April 22, 2005, issued to Comerica Bank and an aggregate amount of 4,762 Series A Preferred Shares issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (r) the warrant, dated October 1, 2006, issued to Comerica Bank and an aggregate amount of 4,654 Series A Preferred Shares issued or issuable upon exercise of such warrant, subject to adjustment pursuant to the terms therein, (s) other Equity Securities (as defined in Section 4.3.5.4(3)) which the holders of a majority of the then outstanding Series C Preferred Shares, voting as a separate class, agree in writing shall constitute Series C Excluded Stock for the purposes hereof or (t) the shares of Common Stock, and the shares of Common Stock issuable upon redemption of the Exchangeable Shares (as may be adjusted pursuant to the Exchange Agreement), issued to those certain persons under the terms of the Agreement and Release, dated November 14, 2007, among the Corporation, Nexsan Technologies Canada Inc., 6360319 Canada Inc., 6360246 Canada Inc.  and the other parties named therein.

(4)                                  If, at any time after the Series C Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of shares of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series C Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each Series C Preferred Share shall be increased in proportion to such increase in outstanding shares.

(5)                                  If, at any time after the Series C Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Series C Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each Series C Preferred Share shall be decreased in proportion to such decrease in outstanding shares.

(6)                                  In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the

Corporation other than a consolidation or merger that constitutes a Liquidation, each Series C Preferred Share shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series C Preferred Shares would have been entitled upon such reorganization, reclassification, consolidation or merger.  The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(7)                                  [Intentionally Deleted]

(8)                                  All calculations under this Section 4.5.5.4(8) shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(9)                                  In any case in which the provisions of this Section 4.5.5.4 shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any Series C Preferred Shares converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4.5.5.3 above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

4.5.5.5                                       Whenever the Series C Conversion Price shall be adjusted as provided in Section 4.5.5.4, the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Series C Conversion Price that shall be in effect after such adjustment.  The Corporation shall also cause a copy of such statement to be sent by nationally recognized overnight carrier or by first class certified mail, return receipt requested and postage prepaid, to each holder of Series C Preferred Shares at such holder’s address appearing on the Corporation’s records.  Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 4.5.5.6 below.

4.5.5.6                                       If the Corporation shall propose to take any action of the types described in Section 4.5.5.4(4), 4.5.5.4(5) or 4.5.5.4(6) above, the Corporation shall give notice to each holder of Series C Preferred Shares in the manner set forth in Section 4.5.5.5 above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series C Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series C Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

4.5.5.7                                       The Corporation shall reserve, and at all times from and after the date of the Series C Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, sufficient shares of Common Stock to provide for the conversion of all outstanding Series C Preferred Shares.

4.5.6        Mandatory Conversion.

4.5.6.1                                       Upon the first to occur of: (a) the date specified by written consent or agreement of the holders of at least the two-thirds of the then outstanding Series C Preferred Shares, voting as a separate class, (b) the consummation of the first underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act which results in aggregate proceeds (inclusive of underwriting discounts and commissions) to the Corporation of not less than fifty million dollars ($50,000,000) and a per share price of not less than four (4) times the Pre-Split Series C Purchase Price, or (c) the written consent of the holders of two-thirds of the then outstanding Series A Preferred Shares and Series C Preferred Shares, voting together as a single class, each Series C Preferred Share then outstanding shall, by virtue of and simultaneously with such occurrence, be automatically converted into the number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the Series C Purchase Price by (ii) the Conversion Price, as last adjusted pursuant to Section 4.5.5 and then in effect.

4.5.6.2                                       As promptly as practicable after the date of the first of the conditions set forth in Section 4.5.6.1 to occur, and delivery to the Corporation of certificate or certificates for the Series C Preferred Shares which have been duly endorsed or assigned in blank to the Corporation if required by it, the Corporation shall issue and deliver to each holder of Series C Preferred Share, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 4.5.5.3 above and the payment of any declared but unpaid dividends.  The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such occurrence and on such date the Series C Preferred Shares shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

4.5.7        No reissuance of Series C Preferred Shares.

No Series C Preferred Shares purchased or otherwise acquired by the Corporation by reasons of conversion or otherwise shall be reissued.

ARTICLE 5

5.1           Maximum Number of Directors.

The maximum number of directors constituting the Board shall be nine.

5.2           Designation of members of the Board.

5.2.1                        So long as VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., each a Delaware limited partnership, and their affiliates (“VantagePoint Entities”) hold at least twenty percent (20%) of the Series A Preferred Shares originally issued to the VantagePoint Entities (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Series A Preferred Shares after the effective date of this Restated Certificate), VantagePoint Entities shall have the right to designate two (2) members of the Board.  So long as RRE Ventures III, L.P., a Delaware limited partnership, RRE Ventures Fund III, L.P., a Cayman Islands limited partnership, and RRE Ventures III-A, L.P, a Delaware limited partnership, and their affiliates (“RRE Entities”) hold at least twenty percent (20%) of the Series A Preferred Shares originally issued to the RRE Entities (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Series A Preferred Shares after the effective date of this Restated Certificate), RRE Entities shall have the right to designate one (1) member of the Board, and the holders of outstanding Series A Preferred Shares, voting as a separate class (and acting by a majority vote thereof), shall have the right to elect three (3) members of the Board (the “Series A Directors”) as designated by the VantagePoint Entities and RRE Entities.  If either the VantagePoint Entities or the RRE Entities hold less than twenty percent (20%) of the Series A Preferred Shares originally issued to them, respectively the Board seat(s) that would otherwise be designated by VantagePoint Entities or the RRE Entities, as the case may be, and elected by the holders of the Series A Preferred Shares pursuant to this Section 5.2.1 shall be designated and elected by the holders of Series A Preferred Shares and the holders of the shares of Common Stock then outstanding voting together as a single class on an as-if converted basis.

5.2.2                        Fonds de solidarité des Travailleurs du Quebec (F.T.Q.) (“Fonds”) shall have the right to designate one (1) member of the Board and the holders of outstanding Series C Preferred Shares, voting as a separate class (and acting by a majority vote thereof), shall have the right to elect the member of the Board as designated by Fonds.  If Fonds holds less than twenty percent (20%) of the Series C Preferred Shares originally issued to it (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Series C Preferred Shares after the effective date of this Restated Certificate), the Board seat that would otherwise be designated by Fonds and elected by the holders of the Series C Preferred Shares pursuant to this Section 5.2.2 shall be designated and elected by the holders of Series C Preferred Shares and the holders of the shares of Common Stock then outstanding voting together as a single class on an as-if converted basis.

5.2.3        Vacancies.

Subject to the provisions of Sections 5.2.1 and 5.2.2 above, a vacancy (whether resulting from a resignation, removal or otherwise) in any directorship elected by (i) the holders of the Series A Preferred Shares, voting as a separate class, shall be filled only by a vote of the holders of the Series A Preferred Shares; (ii) the holders of the Series A Preferred Shares and shares of Common Stock, voting together as a single class on an as-if converted basis, shall be elected by a vote of the holders of the Series A Preferred Shares and the shares of Common Stock, (iii) the holders of the Series C Preferred Shares, voting as a separate class, shall be filled only by a vote of the holders of the Series C Preferred Shares, (v) the holders of the Series C Preferred Shares and shares of Common Stock, voting together as a single class on an as-if converted basis, shall be elected by a vote of the holders of the Series C Preferred Shares and the shares of Common Stock, and (vi) the holders of shares of Common Stock, voting as a separate class, shall be filled only by a vote of the holders of shares of Common Stock, in each case as provided in Section 5.2.1 and 5.2.2 above, the By-laws of the Corporation and any agreements entered into among the stockholders of the Corporation.

5.2.4        Election.

Holders of the Corporation’s outstanding Series A Preferred Shares, Series C Preferred Shares and Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all directors of the Corporation designated by means other than the means of designation specified in Sections 5.2.1 and 5.2.2.  In any election of directors pursuant to Section 5.2.3 above, each Series A Preferred Share and each Series C Preferred Share shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share is then convertible, and no holder of Series A Preferred Shares, Series C Preferred Shares or shares of Common Stock shall be entitled to cumulate his, her or its votes by giving one candidate more than one vote per share.  The Corporation shall use its best efforts to effectuate the terms and provisions of this Section 5.2.4.  The special and exclusive voting rights of the holders of Series A Preferred Shares and holders of Series C Preferred Shares contained in this Section 5.2.4 may be exercised either at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting.  The election of directors need not be by ballot unless the By-laws of the Corporation so provided.

5.3           Deadlock.

In the event that (A) the entire Board is comprised of an even number of directors and (B) at a meeting at which all directors are present, there are an equal number of votes cast for and against any proposed action by the Board (a “Deadlock”), then, subject to applicable provisions of the Delaware General Corporation Law, the decision of the Board on the matter giving rise to the Deadlock shall be made as follows: (1) each of the Fonds Director, the Beechtree Director (as defined in the Amended and Restated Stockholders’ Agreement, dated on or about the date of filing this Restated Certificate, among the Corporation and the other parties thereto) and one of the Series A Directors (who shall be designated by the Series A Directors as the “Deadlock Director”) shall be entitled to a second vote on the matter and (2) approval of the matter giving rise to the Deadlock shall require six (6) of the eleven (11) votes cast.

ARTICLE 6

In addition to any other vote or consent required herein or by law, so long as at least twenty percent (20%) of Series A Preferred Shares and Series C Preferred Shares are in the aggregate outstanding (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event after the effective date of this Restated Certificate), the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of two-thirds of the then outstanding Series C Preferred Shares and Series A Preferred Shares, voting together as one class:

6.1                                 authorize, create, designate or establish any class or series of capital stock or other security or other instrument convertible into or exercisable or exchangeable for any security ranking senior or pari passu with the Series A Preferred Shares or the Series C Preferred Shares in respect of dividends, liquidation, redemption, voting rights or any other right, preference or privilege or reclassify any shares of Common Stock into shares having any such preference or priority;

6.2                                 in any manner amend or modify the powers, privileges, preferences, or rights, or qualifications, limitations or restrictions of the Series C Preferred Shares or the Series A Preferred Shares as to adversely affect the holders thereof;

6.3                                 amend the Restated Certificate or the By-laws of the Corporation so as to adversely affect the powers, preferences, rights, qualifications, limitations or restrictions of the Series C Preferred Shares or the Series A Preferred Shares;

6.4                                 consummate any Corporate Transaction (as defined in Section 4.3.2.3), unless such transaction values the Corporation and its subsidiaries in excess of $100,000,000;

6.5                                 sell any subsidiary of the Corporation (other than Nexsan Technologies Limited if being sold for in excess of $100,000,000) whether by merger, sale of stock, sale of assets or otherwise (consent or vote with respect to such sale of subsidiaries shall not be unreasonably withheld by the holders of Series A Preferred Shares and Series C Preferred Shares);

6.6                                 increase or decrease the total number of authorized Series C Preferred Shares or Series A Preferred Shares;

6.7                                 issue shares of capital stock or securities convertible into, or exercisable or exchangeable for capital stock, of any subsidiary of the Corporation or create any new subsidiary;

6.8                                 directly or indirectly pay or declare any dividend or make any distribution upon, or redeem, retire or repurchase or otherwise acquire, any shares of capital stock or other equity securities of the Corporation or any of its subsidiaries; provided, however, this restriction shall not apply to the repurchase of shares of Common Stock from employees and consultants upon termination of their employment or engagement, as the case may be, pursuant to the agreements governing the acquisition and repurchase of such shares (collectively, the “Restricted Stock Purchase Agreements”) and those certain call option agreements issued in favor of the Corporation by the parties to the Restricted Stock Purchase Agreements;

6.9                                 commence or effect on behalf of the Corporation or any of its subsidiaries any voluntary liquidation, dissolution, recapitalization, assignment for the benefit of creditors, reorganization, bankruptcy or an analogous procedure or proceeding;

6.10                           make or approve any material changes in the strategic direction of the Corporation or any of its subsidiaries not specified in the business plan, if any, provided to the holders of the Series A Preferred Shares and Series C Preferred Shares (unless approved by six directors of the Corporation);

6.11                           sell or purchase, or permit any of its subsidiaries to sell or purchase, any real property;

6.12                           institute a material change in the nature of the business or relocate the principal places of business of Nexsan Technologies Canada Inc.  outside of Quebec; or

6.13                           enter into after the date of filing of this Restated Certificate any material contract with any related person of the Corporation or its subsidiaries, as such term is defined in Item 404 of Regulation S-K as promulgated under the United States Securities Act of 1933 and the United States Securities and Exchange Act of 1934, involving annual payments by the Corporation or any of its subsidiaries to any such person in excess of $120,000; provided, that the foregoing shall not apply to any executive compensation arrangements approved by the Board and the Compensation Committee.

ARTICLE 7

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representative; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.  The right to indemnification conferred by this Article 7 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 7 to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate, the By-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 8

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.